Exhibit 10.6

Real Estate Lease Agreement

Shenzhen, China

March 2015

Lease Agreement

Lessor (Party A): Feng Lijie

Address: 24C, Block 2, Mont Orchid Riverlet Stage 2, Yanshan Road, Nanshan District, Shenzhen

Postal code:   518000 (notice delivery address)

Contact telephone:  0755-26442688

Lessee (Party B): Shenzhen Pengai Aesthetic Medical Hospital Co., Ltd. (the “Pengai Aesthetic Medical Hospital”)

Address: 1122 Nanshan Boulevard, Nanshan District, Shenzhen

Postal code:    518008 (notice delivery address)

Legal representative:    Zhou Pengwu

Contact telephone:  0755-25598065

Whereas the lease agreement entered into by both parties dated May 10, 2005 will expire on May 10, 2015, both parties, after full and friendly negotiation, enter into this agreement in relation to the renewal of the aforesaid agreement.

Article 1 Leased Premises

Party A rents the real estate at the address of 1122 Nanshan Boulevard, Nanshan District, Shenzhen (which is recorded in the real estate title certificate as Floor 1(48), 2,3,4, Block 7, South Oil Fourth Industry Park (hereinafter referred to as the “Leased Property”)) for use by Party B.

The title owner of the Leased Property is Feng Lijie. The name and number of the real estate title certificate or other valid certificates evidencing the property right: Shen Fang Di Zi No.4000134098, 4000134099, 4000134100, 4000134101.

The building of the Leased Property has 8 floors in total. Both parties confirm that the leased area of each floor are as follow:

No.	Floors	Leased area confirmed by both parties (sq.m.)
1	1	837.79
2	2	1,601.67
3	3	1,601.67
4	4	1,608.87
Total		5,650

Both parties confirm that the above gross floor area is not consistent with the gross floor area recorded in the real estate title certificates. Both parties acknowledge that the rental and management fee shall be calculated based on the gross floor area as confirmed by both parties.

Article 2 Lease Term

The lease term shall be 2 years, effective from May 10, 2015 to May 9, 2017.

The term of use recorded in the real estate title certificate will be expire in 2018. During the lease term of the agreement, Party B shall unconditionally assist Party A to complete the relevant procedures to extend the term of use off the Leased Property. The lease term in this agreement will be extended for an additional 4 years (i.e. until May 9, 2021), provided that, before May 9, 2017, the Leased Property is approved to extend its term of use for an additional 4 years.

Article 3 Rental and Payment

During the lease term, both parties confirm that the rental shall be as follow:

1.              Rental for the first year (May 10, 2015 to May 9, 2016)

Floors	Area	Monthly Unit Rental (RMB/sqm)	Sub-total rental (RMB)
1	837.79	100	83,779
2	1,601.67	80	128,133.60
3	1,601.67	80	128,133.60
4	1,608.87	80	128,709.60
Total monthly rental (RMB)			468,755.80

2.              Rental for the second year (May 10, 2016 to May 9, 2017), increased by 5% based on the rental of previous year

Floors	Area	Monthly Unit Rental (RMB/sqm)	Sub-total rental (RMB)
1	837.79	105	87,967.95
2	1,601.67	84	134,540.28
3	1,601.67	84	134,540.28
4	1,608.87	84	135,145.08
Total monthly rental (RMB)			492,193.59

3.              If the term of use of the Leased Property is successfully extended for an additional 4 years or more, the rental of the extended lease term (May 10, 2017 to May 9, 2021) will increase by 5% every year based on the rental of previous year.

4.              Party B shall pay the rental every two months, for example, Party B shall pay the rental for May and June 2015 before May 8, 2015, and pay the rental for July and August 2015 before July 8, 2015, and subsequent rentals shall be paid accordingly.

5.              Party A shall issue tax invoices of the rental to Party B. Party B shall bear the taxes and fees incurred thereof in an amount equals to 6% of the rental. Party B shall pay rentals and taxes and fees to Party A within three working days from the date on which Party A issue a tax invoice. (company checks will not be accepted)

Article 4 Rental Deposit

1.              Party B shall pay a rental deposit equivalent to rentals for 2 months to Party A within three working days from the execution date of this agreement, i.e. RMB937,551.6 (Nine Hundred and Thirty-seven Thousand Five Hundred and Fifty-one Yuan and Six Jiao in capital letters). In the last leasing agreement, Party B had paid a rental deposit of RMB271,200 (Two Hundred and Seventy-One Thousand and Two Hundred in capital letters), and Party B shall only be required to make up the difference of RMB666,351.60 (Six Hundred and Sixty-six Thousand Three Hundred and Fifty-one Yuan and Six Jiao in capital letters).

2.              After Party A receives the rental deposit, Party B shall return to Party A previous receipt for the rental deposit, and Party A shall issue a new receipt to Party B for the rental deposit it receives.

3.              Upon expiration of the lease term, Party A shall refund the rental deposit without accrued interest to Party B within three working days, in the event that the following conditions are satisfied:

(1)         There has not been any breach of contract by Party B during the lease term;

(2)         Party B has settled all rental, property management fee and other fees which Party B shall bear;

(3)         Party B has returned the Leased Property to Party A in good condition as agreed.

Article 5 Other Fees

1.              During the lease term, Party A shall bear and be responsible for paying the land use tax in connection with the Leased Property.

2.              During the lease term, Party B shall bear and be responsible for paying any taxes other than the land use tax, including other related fees incurred as a result of using the Leased Property such as body maintenance funds, lease house (building) management fee, lease tax of the Leased Property (6% of the total amount), the water and electricity charges, cleaning fee, property management fee and elevator maintenance fee.

3.              During the lease term, Party B shall be responsible for paying the elevator use fee of RMB10,000 per year (paid once every two years), which shall be paid together with the first installment of the rental for every year.

Article 6 Property Safety

1.              Party B has previously used the Leased Property for ten years, and Party B is well aware of the current status of the Leased Property and agrees to lease and use it in current status.

2.              The legal use of the Leased Property is plant and Party B lease the Leased Property for commercial medical purpose. Party B shall make sure that the Leased Property complies with the relevant requirements of laws and regulation in relation to the commercial medical purpose.

3.              When Party B intends to change the function of the Leased Property, Party B shall entrust a property identification and inspection authority to prepare relevant report and submit the report to relevant authorities and Party A.

Article 7 Reasonable Use of the Leased Property

Party B shall use the Leased Property and its ancillary facilities in a reasonable way, and shall not use the Leased Property to conduct illegal activities. Party A shall not intervene in or hinder the normal, reasonable use of the Leased Property by Party B.

Article 8 Building Maintenance Clause

1.                      During the lease term, if any damage or breakdown happens or occurs in the main structure of the Leased Property, Party B shall notify Party A in a timely manner and take possibly effective measures to prevent the defects from turning worse. Party A shall proceed with maintenance within 3 days after receiving the notice from Party B or entrust Party B to proceed with maintenance on Party A’s behalf.

2.                      During the lease term, Party B shall be responsible for the maintenance other than the main structure of the Leased Property and the maintenance and repair of ancillary facilities.

3.                      Party B shall engage specialists to inspect the elevator and fire-fighting devices in accordance with relevant requirements every year, to ensure that the operation status of the above devices complies with the national standards. Party B shall compensate the Party A’s losses incurred due to Party B’s failure to perform its obligations.

4.                      In the event that any safety problem, damage or breakdown happens or occurs in the Leased Property or its ancillary facilities due to misuse or unreasonable use on the part of Party B, Party B shall notify Party A in a timely manner and shall be responsible for maintenance or damages. If Party B refuses to repair or compensate for damages, Party A will proceed with maintenance on its behalf and the relevant maintenance fee shall be borne by Party B.

Article 9 Reconstruction, Extension and Renovation

During the effective term of this agreement, if Party B intends to reconstruct, expand or renovate the Leased Property, it shall deliver a written application to Party A in advance. Upon receiving written consent from Party A, Party B may reconstruct, expand or renovate the Leased Property, but Party B shall not change the main structure of the building and shall comply with relevant safety regulations.

Article 10 Limit on Sublease

During the lease term, Party B shall not sublease all or part of the Leased Property to a third party. Party B may only proceed with sublease due to internal work requirement with written consent from Party A.

Article 11 Right of First Refusal

During the effective term of this agreement, if Party A intends to transfer part or all of the property right of the Leased Property, it shall notify Party B in writing one month in advance, and Party B shall have a right of first refusal with same conditions.

Article 12 Termination and Change of the Agreement

During the effective term of this agreement, this agreement can be terminated or changed under one of the following circumstances:

(1)         This agreement cannot be performed due to the occurrence of force majeure;

(2)         The government requisition, acquisition, resumption or dismantlement of the Leased Property;

(3)         Party A and Party B reach an agreement by negotiation.

Article 13 Delivery of Leased Property

Upon termination of this agreement, Party B shall move out of and return the Leased Property within 10 days and ensure good condition of the Leased Property and ancillary facilities (other than normal wear and tear). Meanwhile, Party shall settle all expenses which shall be borne by it and complete the relevant delivery procedure.

If Party B fails to move out of the Leased Property within the time limit, Party B shall pay the occupation fee to Party A in an amount equals to twice of the rental pursuant to this agreement. If the overdue period exceeds 30 days, Party B shall be deemed to renounce the ownership of the relevant items in the Leased Property, and Party A is entitled to take any measures as Party A thinks fit to enter the Leased Property and dispose the items in the Leased Property.

Article 14 Renewal Clause

If Party B intends to continue to lease the Leased Property upon expiry of the lease term specified in this agreement, it shall make renewal requests to Party A three months prior to the expiry of the lease term. Under same conditions, Party B shall have the pre-emptive right to lease the Leased Property.

Party A and Party B shall re-enter into an agreement after reaching agreement for the renewal.

Article 15 General Default Clause

Under one of the following circumstances, Party B shall be entitled to request Party A to compensate the losses incurred in connection therewith:

(1)         Party A is in breach of this agreement, not undertaking maintenance responsibility or not paying the maintenance fee;

(2)         Without Party B’s consent or the approval of the relevant authorities, Party A reconstructs, expands or renovates the Leased Property.

Under one of the following circumstances, Party A shall be entitled to request Party B to compensate the losses incurred in connection therewith:

(1)         Party B defaults in payment of the rental for less than 15 days, daily penalty equals to 5‰ of the defaulted amount;

(2)         Party B uses the Leased Property for illegal purposes, damaging public interest or the interest of other parties;

(3)         Party B is in breach of this agreement, not undertaking maintenance responsibility or not paying the maintenance fee which result in severe damage of the Leased Property or facilities;

Article 16 Fundamental Default Responsibility Clause

Party A and Party B shall perform all articles under this agreement consciously. If any party’s action constitutes the following fundamental breach, he shall assume the corresponding liabilities for breach of contract as follows:

Breach of contract by Party A may include but is not limited to:

(1)         unilaterally terminates the agreement without legal and proper reasons and without the written consent of Party B, in which circumstance Party A shall pay liquidated damages of RMB2.0 million to Party B in the event that Party A.

(2)         Party A enters into any other agreements with respect to the Leased Property agreement with a third party during the effective term of this agreement and as a result that the third party initiates legal actions (or arbitration or compliant) against Party A or Party B, or Party A and Party B, as defendant(s), alleging this agreement and other possible agreements are void, and Party A and Party B are the losing party, in which circumstance Party A shall pay liquidated damages of RMB2.0 million to Party B.

Breach of contract by Party B may include but is not limited to:

(1)         unilaterally transfers part or all of the Leased Property to a third party without the written consent of Party A, in which circumstance Party B shall pay liquidated damages of RMB2.0 million to Party A in the event that Party B.

(2)         unilaterally terminates the agreement without legal and proper reasons and without the written consent of Party A, in which circumstance Party B shall pay liquidated damage of RMB200 million to Party A.

(3)         Party B is late in payment of the rental for more than 15 days, in which circumstance Party A will have the right to terminate this agreement and forfeit the deposit paid by Party B.

If any party is in breach of the above agreements, the non-breaching party may unilaterally terminate this agreement immediately, and the breaching party shall pay liquidated damages to the non-breaching party as agreed in the above articles. If the liquidated damages is not sufficient for making up the losses incurred by the non-breaching party, the breaching party shall still be entitle to compensation for relevant losses.

Article 17 Specific Clause

1.              During the lease term, if the Leased Property is relocated, Party A shall have the right to the compensation for relocation of the Leased Property while Party B shall have the right to compensation for operating loss.

2.              The contents of this agreement shall prevail over the documents signed by both parties for completing the filing procedures of lease of real estate.

3.              During the lease term, Party B undertakes and warrants that Party B will unconditionally comply with the requirements of the relevant government department, including site inspection, plotting, or partial site rectification and suspension, in connection with completing the procedures for extension of the term of use of the Leased Property by Party A.

Article 18 Supplementary Agreement

Party A and Party B can agree on other terms in a supplementary agreement for matters not specified in this agreement. The content of the supplementary agreement will become an integral part of this agreement and has the same effect as this agreement after being signed and sealed by the parties. Article 19 of this agreement shall also apply to the supplemental agreement.

Article 19 Arbitration Clause

Any dispute between Party A and Party B arising from or in respect of this agreement, or resulting from relevant agreements to be executed in the future, shall be submitted to Shenzhen Arbitration Committee for arbitration in accordance with the arbitral rules of the committee. The arbitration decision is final and binding to both parties.

Article 20 Party B understands that the legal use of the Leased Property is plant and Party A understands that Party B leases the Leased Property for commercial medical purpose.

Article 21 Agreement Effective Date

This agreement shall take effect upon signing y both parties.

Article 22 Agreement Counterparts

This agreement is made in quadruplicate, and Party A and Party B shall have two copies respectively, each with the same legal effect.

Signed and sealed by Party A:	Signed and sealed by Party B:
/s/ Feng Lijie	[Seal of Shenzhen Pengai Aesthetic Medical Hospital Co., Ltd.]
/s/ Zhou Pengwu

Signing Date: March 28, 2015

Signing Location: Shenzhen, China